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                 December 27, 2021

       Tanya Andreev-Kaspin
       Chief Financial Officer
       Innovid Corp.
       30 Irving Place, 12th Floor
       New York, New York 10003

                                                        Re: Innovid Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed December 21,
2021
                                                            File No. 333-261784

       Dear Ms. Andreev-Kaspin:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jason Licht, Esq.